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ADDENDUM TO PROMISSORY NOTE

This agreement amends the promissory note dated 7/12/2002 between Call Compliance, Inc. and Barry Brookstein, with a principal amount of $500,000. By this addendum, the date the principal payments shall begin is hereby extended six months to January 12,2006.

IN WITNESS WEREOF, the parties hereto have executed this addendum on this 6th day of May, 2005.

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PROMISSORY NOTE
Borrower: Call Compliance, Inc. 90 Pratt Oval Glen Cove, NY 11542 Principal Amount: $500,000.00
1.	FOR VALUE RECEWED, Call Compliance, Inc. promises to pay to Barry Brookstein at such address as may be provided in writing to Call Compliance, Inc. on demand, the above principal amount, with interest payable on any outstanding unpaid principal at the rate of 12 percent per annum, calculated monthly not in advance.

2.	This promissory note will be repaid in consecutive monthly 'installments over a period of two years, of interest only on the first day of each month commencing the month following execution of this Promissory Note, with principal being due and payable on July 12, 2004.

3.	Notwithstanding anything to the contrary in the note, if Call Compliance, Inc. defaults in the performance of any obligation under this Note, then Bany Brookstein may declare the principal amount owing under this note at that time to be immediately due and payable.

4.	This note will be construed in accordance with and governed by the laws of the State of New York.

5.	All cost, expenses and expenditures including, and without limitation, the complete legal costs incurred by Barry Brookstein in enforcing this promissory note as a result of any default by Call Compliance, Inc., will be added to the principal then outstanding and will immediately be paid by Call Compliance, Inc.

6.	This note will enure to the benefit of and be binding upon the respective heirs, executors, administrators, successors and assigns of Call Compliance, Inc. and Barry Brookstein. Call Compliance, Inc. waives presentment for payment, notice of non-payment, protest and notice of protest.

7.	The individual executing this Promissory Note on behalf of Call Compliance, Inc. does hereby represent and warrant that he/she has been and is on the date of this Promissory Note duly authorized by all necessary and appropriate corporate action to execute it on behalf of Call Compliance, Inc.

IN WITNESS WHEREOF this Promissory Note has
been executed by Call Compliance, Inc. this 12th day of
Call	July, 2002.
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